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                                                                    EXHIBIT 21.1

                  Subsidiaries of Internet Picture Corporation

         Name of Subsidiary                                            State or Other Jurisdiction of Incorporation
         ------------------                                            --------------------------------------------
         Interactive Pictures Corporation                              Tennessee
         Interactive Pictures Corporation UK Limited                   United Kingdom
         PW Technology, Inc.                                           Delaware
         Imaging Services Corporation                                  Delaware
         Internet Pictures Japan KK                                    Japan
         Interactive Pictures Corporation China                        China
         Internet Pictures (Canada), Inc.                              Canada